New Jersey Mining Company Discovers New Footwall Vein at Golden Chest, Ships First Ore to the New Jersey Mill

COEUR D'ALENE, Idaho, September 22, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today announced the discovery of a new footwall vein (the “Stevens Vein”), and also provided an update on open pit operations, at its Golden Chest Mine project near Murray, Idaho.

Pit excavation has revealed three veins in the pit area, a hanging wall vein thought to be the Jumbo vein, the Idaho vein, and the newly-recognized Stevens Vein. On the 1096 bench, trench sampling has shown the Stevens Vein and the Idaho Vein to be at least three meters wide (true thickness) with a grade of 15.2 grams per tonne (gpt) gold, and approximately two meters (true thickness) with a grade of 4.0 gpt gold, respectively.

NJMC President John Swallow stated, “The Stevens Vein discovery is an exciting development for the Company.  A preliminary review of previous drilling data suggests that this footwall vein may extend for some distance along strike to the north, potentially allowing for pit expansion and/or possible future underground resources. The previous drilling, while identifying the starter pit, was far from comprehensive in this area.  Meanwhile, underground dewatering continues and we plan to be mining underground later this year.”

Ore control sampling taken from exposed rock and blast hole drilling have shown assays with average gold grades of approximately 5 gpt, matching favorably with the modeled resource, previous core drilling, and recent trench sampling. Blasthole assay results on the 1090 bench show most of the gold in the pit area is associated with the Stevens Vein.

For an overhead view of blasting at the open pit, please visit the Golden Chest Mine page of the Company website at www.newjerseymining.com/golden-chest.

During the first month of open pit operations, stripping started at the 1116 elevation and mining has progressed down to the 1090 bench. Mining is now completed on 3-meter benches after drilling and blasting on 6-meter intervals. Approximately 2,000 tonnes of ore have been mined and are being delivered to the Company’s nearby New Jersey Mill.

The open pit is located in an area of Idaho Vein outcrop, about 200 meters directly above the recently built mine portal. The starter pit contains an estimated 13,000 tonnes of mineralized material at an average grade of 4.99 gpt gold, or approximately 2,100 ounces of recoverable gold, with potential for expansion.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

The mining plan is the result of optimization studies based on core drilling completed by Golden Chest LLC (NJMC and Marathon Gold) in 2011 and 2012. Tightly-spaced (25-meter grid) drilling in the outcrop area yielded multiple intercepts of high-grade, near-surface gold mineralization, highlighted by Hole GC 11-39 which assayed 7.62 gpt gold over 9.3 meters, beginning just 3.4 meters below the surface.

Golden Chest LLC completed a NI 43-101 technical report in 2012 and published an updated NI 43-101 compliant open pit Resource Estimate the following year. The 2013 Resource Estimate includes 4.63-million tonnes grading 1.71 gpt gold (totaling 254,000 ounces of gold) in the Measured and Indicated categories and 3.86-million tonnes grading 1.80 gpt gold (totaling 223,000 ounces of gold) in the Inferred category.

In September 2013, the Skookum Shoot portion of the Golden Chest Mine was leased to Juniper Resources LLC which, through its affiliate companies (“Juniper”), developed a state-of-the-art gold mine that produced ore from late-2014 until September 2015. Mine development performed by Juniper in 2014 and 2015 was based largely upon the work completed by Golden Chest LLC.

Company management believes the Golden Chest property has district-scale production potential for the longer term, not only near the recently constructed mine, but in areas of past exploration and historic production.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

NJMC built and is majority owner and operator of a 360-tonne per day flotation mill and cyanide leach plant. The Company is also 100-percent owner of the Golden Chest Mine project, an historic lode gold producer that was recently expanded, modernized, and operated by a world-class lessee. NJMC also holds a 50-percent interest in the Butte Highlands Gold Project.

Ownership interests in a mill and two mines set NJMC apart from other junior resource companies. These assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that complications arise during the dewatering of the underground workings, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risk that the gravity gold circuit is not operational or does not improve gold recovery, the risk that oxidization levels remain the same or increase as the pit deepens, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814